Exhibit 10.2

TERM LOAN AND SECURITY AGREEMENT

dated as of December 29, 2006

by and between

IRVINE SENSORS CORPORATION

and

LONGVIEW FUND, L.P.

et al.

LONGVIEW FUND, L.P.

TERM LOAN AND SECURITY AGREEMENT

This Term Loan and Security Agreement (the “Agreement”) dated as of December 29, 2006 is entered into by and between Longview Fund, L.P. and Alpha Capital Anstalt (collectively, “Lender”) and Irvine Sensors Corporation, a Delaware corporation (“Borrower”).

WITNESSETH:

WHEREAS, Borrower wishes to borrow funds from Lender; and

WHEREAS, Lender desires to extend credit to Borrower; and

WHEREAS, this Agreement sets forth the terms on which Lender will lend monies to Borrower, and Borrower will repay the amounts owing to Lender; and

WHEREAS, pursuant to a Subscription Agreement among the Company and the Lenders, of even date herewith, and ancillary documentation executed in connection therewith, including, but not limited to, the Warrants, the Registration Rights Agreement and all agreements with respect to the Subordinated Debt (“Subscription Documentation”), the Lenders have agreed to assume the obligations under (i) those certain Irvine Sensors Corporation Series 1 Senior Subordinated Secured Convertible Notes Due December 30, 2009 dated as of December 30, 2005 by the Company in favor of Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. and (ii) those certain Irvine Sensors Corporation Series 2 Senior Subordinated Secured Convertible Notes Due December 30, 2007 dated as of December 30, 2005 by the Company in favor of Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P. (the “Subordinated Debt”). All capitalized terms used and not defined herein are used as defined in the Subscription Documentation.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender agree as follows:

1. Definitions

1.1. Certain Definitions. As used herein the following terms have the meanings set forth below:

“Accounts” means all of Borrower’s accounts, accounts receivable, contract rights, and all other debts, obligations and liabilities in whatever form owing to Borrower from any Person for goods sold by Borrower or for services rendered by Borrower, or however otherwise established or created; all guaranties and security therefor, all right, title and interest of Borrower in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of an unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to Borrower.

“Acquisition” means the acquisition by Borrower of one hundred percent (100%) of the issued and outstanding capital stock of Optex, pursuant to the Acquisition Documents.

“Acquisition Documents” means the Stock Purchase Agreement dated as of December 30, 2005, by and between Borrower, Optex and Seller, and the schedules and exhibits thereto, and any and all agreement and instruments executed in connection therewith; each as amended from time in form and substance reasonably satisfactory to Lender.

“Affiliate” shall mean any Person which directly or indirectly is in control of, is controlled by, or is under common control with Borrower.

“Assignee” has the meaning set forth in Section 15.3 hereof.

“Borrower” has the meaning given such term in the Preamble hereto.

“Borrowing Date” as to any Loan shall mean the Business Day on which such Loan is made.

“Business Day” has the meaning given such term in Section 2.9 hereof.

“Capital Expenditures” shall mean, for any period, amounts included or required to be included in the fixed assets account on a balance sheet of a Borrower in accordance with GAAP and shall include, in the case of a purchase, the entire purchase price and, in the case of a Capital Lease (but not an operating lease), the entire rental for the term.

“Capital Leases” means capital leases, conditional sales contracts and other title retention documents relating to the acquisition of capital assets (as classified in accordance with GAAP).

“Change in Control” shall mean (i) the Company no longer having a class of shares publicly traded or listed on a Principal Market, (ii) the Company becoming a Subsidiary of another entity (other than a corporation formed by the Company for purposes of reincorporation in another U.S. jurisdiction), (iii) a majority of the board of directors of the Company as of the Closing Date no longer serving as directors of the Company except due to natural causes, (iv) the sale, lease or transfer of substantially all the assets of the Company or Subsidiaries, or (v) the Company’s directors, executive officers and Cash or Deferred & Stock Bonus Plan (the “Principal Stockholders”) cease to own directly or indirectly in the aggregate more than 40% of the shares beneficially owned by such Principal Stockholders as a group as of the Closing Date, other than any transfer (a) by will or intestacy or for estate planning purposes, (b) by a Principal Stockholder to such Principal Stockholder’s ancestors, descendants, siblings, adopted children or spouse or to trusts for the direct or indirect benefit of such persons, or (c) as a distribution by the Cash or Deferred & Stock Bonus Plan.

“Closing Date” means the date that the Term Loan is made pursuant to Section 2 of this Agreement.

“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” has the meaning given such term in Section 3 hereof.

“Collateral States” means the state or states where the Collateral is located, which are California and Texas.

“Commitment Period” means the period from and including the Closing Date to but not including the Termination Date.

“Commonly Controlled Entities” shall mean entities sharing “common control” under ERISA.

“Contingent Liability” means any obligation of a Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly or any obligation otherwise to assure or hold harmless any other Person against any loss or cost in respect of services rendered or products furnished and any other contingent liability or obligation as determined in accordance with GAAP; provided, however, that the term Contingent Liability shall not include endorsements of negotiable instruments in the ordinary course of business.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” means any event or occurrence which, with notice or lapse of time or both, might become an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.6.

“Distributions” means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends, distributions or owner withdrawals and includes any purchase, redemption or other retirement of any of any Borrower’s equity interests, directly or indirectly through a subsidiary of any Borrower or otherwise and includes return of capital by any Borrower to its equity holders; provided, however, that the following shall not be deemed to be Distributions hereunder: (a) salary and other compensation paid to equity holders in their capacities as employees and officers of any Borrower (b) expense reimbursement payable to officers of any Borrower; (c) the repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; and (d) the repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

“Earnings” means, for any applicable period, income (loss) from continuing operations and before all extraordinary and nonrecurring items, determined in accordance with GAAP.

“Earnings Before Interest, Taxes, Depreciation and Amortization” (“EBITDA”) means, for the applicable period, consolidated net income (exclusive of any extraordinary or non-recurring gains and extraordinary or non-recurring non-cash losses and other income which is not from the continuing operations of the Borrower) of the Borrower and its subsidiaries plus, to the extent deducted from such consolidated net income, net interest expenses, income taxes and depreciation/amortization expense, all determined in accordance with GAAP.

“Equipment” means all Borrower’s now or hereafter acquired equipment, machinery, plant, furnishings, fixtures, and other fixed assets now owned or hereafter acquired by any Borrower, including (without limitation) all items of machinery and equipment of any kind, nature and description, as well as trucks and vehicles of every description, trailers, handling and delivery equipment and office furniture, and all additions to, substitutions for, replacements of or accessions to any of the foregoing items and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, and all fuel for any thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any event specified in Section 11.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Intangibles” means all intangible personal property of Borrower not included in Accounts or in Instruments and Documents, and Investment Property, now or hereafter owned or acquired by Borrower, and also means and includes all right, title and interest of Borrower now or hereafter owned or acquired in intellectual property, patents, patent applications, goodwill, trademarks, trademark applications, trade names, trade secrets, service marks, copyrights, permits, licenses, federal, state, or local tax refunds, claims under insurance policies (whether or not Proceeds), other rights (if any) to payment, rights of set off, chooses in action, rights under judgments, computer programs and all to, or of which Borrower is a party or beneficiary, and all leasehold interests of Borrower in real estate to the extent considered law.

“Indebtedness” means (i) Indebtedness for Borrowed Money and (ii) all other liabilities or obligations which would, in accordance with GAAP, be classified as liabilities of such Person.

“Indebtedness for Borrowed Money” means (i) all liabilities for borrowed money, (A) for the deferred purchase price of property or services, and (B) under leases which are or should be, under GAAP, recorded as Capital Leases, in each case in respect of which a Person is directly or indirectly, absolutely or continently liable as obligor, guarantor, endorser or otherwise, or in respect of which such Person otherwise assures a creditor against loss, and (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any Lien upon property owned by such Person, whether or not such Person has assumed or become liable for the payment thereof.

“Instruments and Documents” means all “instruments,” “documents,” “deposit accounts,” and “chattel paper,” as defined in Article 9 of the UCC, all securities, and includes (without limitation) all warehouse receipts and other documents of title, policies and certificates of insurance, checking, savings, and other Lender accounts, certificates of deposit, checks, notes, drafts, bills, and acceptances, now or hereafter acquired, to the extent not included in Accounts or Investment Property.

“Intangible Assets” means assets that in accordance with GAAP are properly classified as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, tradenames and copyrights.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest” means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness for Borrowed Money, determined in accordance with GAAP.

“Inventory” means all inventory of whatever name, nature, kind or description, all goods held for sale or lease or to be furnished under contracts of service, finished goods, work in process, raw materials, materials used or consumed by Borrower, supplies, all wrapping, packaging, advertising, labeling, and shipping materials, rights and documents relating to any of the foregoing, whether any of the foregoing be now existing or hereafter arising, wherever located, now owned or hereafter acquired by Borrower.

“Investment” means any transfer of property to, contribution to capital of, acquisition of stock, other securities or evidences of indebtedness of, acquisition of businesses or acquisition of property of any Person, other than in the ordinary course of business.

“Investment Property” means all now owned or hereafter acquired securities, financial assets, securities entitlements and investment property of the Borrower, as such terms are defined in Article 9 of the UCC.

“Lender” has the meaning given such term in the Preamble hereto.

“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention or capital lease agreement.

“Loan” or “Loans” (as the context permits) means the Term Loan.

“Loan Documents” means this Agreement, the Note and any and all other agreements, instruments and documents relating to, evidencing or securing the Obligations.

“Material Adverse Effect” shall mean an effect that constitutes a material adverse change in Borrower’s financial condition, operations, business or prospects, taken as a whole.

“Modified Following Business Day Convention” has the meaning given such term in Section 2.9 hereof.

“Non-Financed Capital Expenditures” means Capital Expenditures not financed with additional long-term debt or Capital Leases.

“Note” or “Notes” means (as the context permits) any or all notes evidencing the Loan, including the Term Note.

“Obligations” means all loans, advances, interest, fees, debts, liabilities, obligations (including, without limitation, contingent obligations under indemnities and guaranties with respect thereto), agreements, undertakings, covenants and duties owing or to be performed or observed by Borrower to or in favor of Lender, of every kind and description (whether or not evidenced by any note or other instrument or arising out of this Agreement, Notes, Subordinated Loan Documents, the Subscription Documentation or any other agreement between Lender and any Borrower or any other instrument of any Borrower in favor of Lender), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all interest, fees, charges, and amounts chargeable to any Borrower under Section 12.1.

“Optex” means Optex Systems, Inc., a Texas corporation

“Participant” has the meaning given such term in Section 14.6 hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” has the meaning given such term in Section 8.4.

“Person” means any individual, partnership, firm, association, business, enterprise, trust, estate, company, joint venture, governmental authority, corporation or other entity.

“Plan” means any employee plan subject to Title IV of ERISA maintained for employees of any Borrower, any subsidiary of any Borrower or any other trade or business under common control with any Borrower within the meaning of Section 414(c) of the Internal Revenue Code or the regulations thereunder.

“Proceeds” has the meaning given such term under the UCC and, in any event, includes (but is not limited to) (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (c) whatever is received upon any collection, exchange, sale, lease or other disposition of any of the Collateral and any property into which any of the Collateral is converted, whether cash or non-cash proceeds, and (d) any and all other products of, or any rents, profits or other amounts from time to time paid or payable under, or in connection with, any of the Collateral.

“Related Collateral” means all Borrower’s goodwill; cash; deposit accounts; claims under insurance policies (whether or not proceeds of other Collateral); rights of set off; rights under judgments; tort claims and chooses in action; computer programs and software; books and records (including without limitation all electronically recorded data); contract rights; and all contracts and agreements to or of which it is a party or beneficiary, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or belonging to any Borrower.

“Reportable Event” means any reportable event as defined in ERISA.

“Shares” means (subject to Section 4.13 hereof) (i) sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“Subordination Agreement” means the Intercreditor, Subordination and Standby Agreement of even date among the Lender, Subordinated Lender and Borrower, in form and substance satisfactory to the Lender.

“Subordinated Debt” means Indebtedness of Borrower to Subordinated Lender that is subordinated to the prior payment and enforcement of the Obligations pursuant to the Subordination Agreement.

“Subordinated Lender” means the Lender (solely with respect to the Subordinated Debt) and Timothy Looney.

“Subsidiary” means with respect to any Person, any limited liability company corporation, partnership, trust or other organization, whether or not incorporated, the majority of the voting stock or voting rights of which is owned or controlled, directly or indirectly, by such Person.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the sum of the common stock, preferred stock, additional paid-in capital and retained earnings (deducting treasury stock) of Borrower and its Subsidiaries minus intangible assets, determined in accordance with GAAP.

“Term Loan” means the Term Loan in the principal amount of $8,250,000 to be made by Lender to Borrower on the Closing Date.

“Term Loan Maturity Date” shall mean December 29, 2008.

“Term Note” means the promissory note in the form of Exhibit A hereto.

“Termination Date” means a termination of the Lender’s commitments hereunder pursuant to Section 11.1 or the Term Loan Maturity Date, whichever is earlier.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“UCC” means the Uniform Commercial Code, as adopted and in effect in the State of New York, as amended from time to time.

All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to the Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. The words “hereof,” “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.2. Accounting Terms. Any accounting term not specifically defined Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2. Loans.

2.1. Term Loan.

2.1.1. General. Subject to the terms and conditions set forth in this Agreement, Lender agrees to lend to Borrower on the Closing Date, the Term Loan in an amount equal to $8,250,000.

2.1.2. Term Note. The Term Loan shall be evidenced by the Term Note which shall be payable to the order of Lender in a principal amount equal to the Term Loan, plus interest accrued thereon.

2.1.3. Repayment of Term Loan.

(a) Maturity. Borrower promises to pay on the Term Loan Maturity Date, and there shall become absolutely due and payable on the Term Loan Maturity Date, one hundred and ten percent (110%) of the entire principal of the Term Loan outstanding on such date, together with any and all accrued and unpaid interest and other charges, if any, thereon.

(b) Schedule of Installment Payments of Term Loan. Borrower promises to pay to Lender accrued and unpaid interest on the Term Loan in consecutive quarterly installments of interest, as set forth in the Term Note, such installments to be due and payable in arrears on the first day of each calendar quarter of each calendar year, commencing on January 1, 2007, with a final payment on the Term Loan Maturity Date in an amount equal to the unpaid balance of the Term Loan plus all accrued and unpaid interest, fees and penalties thereon.

(c) Optional Prepayment of Term Loan. Borrower shall have the right at any time to prepay the Term Note on or before the Term Loan Maturity Date, as a whole, or in part, upon not less than fifteen (15) Business Days prior written notice to Lender, without premium or penalty. Any prepayment of the Term Loan shall first be applied against accrued and unpaid interest and then against the then remaining principal balance of the Term Loan. No amount repaid with respect to the Term Loan may be reborrowed.

2.2. Interest and Payments.

2.2.1. Interest Rate Pricing Formula for Term Loan. The Term Loan shall bear interest calculated on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in arrears on the unpaid principal amount thereof from time to time outstanding at a rate per annum equal to 11% per annum.

2.2.2. Interest Payable in Cash or Stock. Interest will be payable in cash or if an Event of Default, or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, at the election of the Borrower and subject to the approval of the Borrower’s shareholders, if such approval is deemed necessary, by the Borrower’s delivery of registered Common Stock (“Interest Shares”) valued at 80% of the average of the three lower closing bid prices of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the twenty trading days ending on the trading day preceding the relevant interest payment date. The Borrower must notify the Holder, in writing, not less than fifteen trading days of its intention to pay interest with shares of Common Stock otherwise such payment must be made in cash. The Interest Shares must be delivered not later than two trading days after the date a cash interest payment would otherwise be payable.

2.2.3. Default Rate. Interest payable under the Term Loan at the Default Rate shall be payable from time to time on demand of the Lender

2.2.4. Miscellaneous. Interest on all Loans shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Principal and interest on all Loans and payments on all other Obligations shall be payable at the Lender’s offices as designated on the signature page hereto in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of any Lender in the Term Loan, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof

2.3. Limitation on Interest. All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of the Notes to contract in strict compliance with the laws of the State of New York and any other applicable state from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Lender should ever receive as interest an amount which would exceed the then highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender.

2.4. Fees. Borrower agrees to pay all fees as set forth in the Subscription Agreement.

2.5. Late Charges. If the entire amount of any required principal, interest or other payment hereunder is not paid in full within ten (10) days after the same is due, Borrower shall pay to the Lender a late fee equal to five percent (5%) of the required payment.

2.6. Default Rate. Without limitation on Lender’s other rights and remedies, upon the earliest to occur of an Event of Default (as provided in Section 12), or the Term Loan Maturity Date, the unpaid principal of all Obligations shall, at the option of the Lender, bear interest at a rate per annum equal to eighteen percent (18%) (the “Default Rate”).

2.7. Modified Following Business Day Convention. The term “Modified Following Business Day Convention” means the convention for adjusting any relevant date if it would not otherwise fall on a day that is not a Business Day. All dates specified for payments to be made under this Agreement shall be subject to the Modified Following Business Day Convention. The following terms, when used in conjunction with the term “Modified Following Business Day Convention” and a date shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day. A “Business Day” means, in respect of any date that is specified in this Agreement to be subject to adjustment in accordance with applicable Business Day Convention, a day on which commercial Lenders settle payments in New York City, NY.

3. Grant of Security Interest.

3.1. Grant. As security for the prompt performance, observance and payment in full of all Obligations, Borrower hereby grants to Lender a continuing first priority (other than Permitted Liens), perfected security interest in and lien on and assigns, transfers, sets over and pledges to the Lender all property of Borrower, whether now owned by Borrower or hereafter acquired or existing, and wherever located (collectively, the “Collateral”), including without limitation:

(a)	all Accounts;

(b)	all Inventory;

(c)	all Equipment;

(d)	all General Intangibles;

(e)	all Investment Property;

(f)	all Instruments and Documents;

(g)	all Related Collateral; and

(h)	all accessions to and additions to, substitutions for, replacements, products; and

(i)	products and proceeds of any and all of the foregoing.

The term “Collateral” shall also refer to any other property in which Lender is granted a Lien to secure any of the Obligations pursuant to an agreement supplemental hereto or otherwise (whether or not such agreement makes reference to this Agreement or the Obligations of Borrower hereunder).

3.2. Perfection of Security Interest. Borrower authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be signed by Lender on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Lender reasonably requests for Lender to (i) obtain an acknowledgment, in form and substance satisfactory to Lender, of the bailee that the bailee holds such Collateral for the benefit of Lender, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing Lender to execute a control agreement in form and substance satisfactory to Lender. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper. Borrower from time to time may deposit with Lender specific cash collateral to secure specific Obligations; Borrower authorizes Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

3.3. Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours and without interrupting the Borrower’s business, but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

3.4. Pledge of Collateral. Borrower hereby pledges, assigns and grants to Lender a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, the certificate or certificates for the Shares will be delivered to Lender, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Lender may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Lender and cause new certificates representing such securities to be issued in the name of Lender or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Lender may reasonably request to perfect or continue the perfection of Lender’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

3.5. Termination of Financing Statement. Upon indefeasible payment in full and satisfaction by Borrower of all of the Obligations, Lender shall, upon written request from Borrower, promptly file a termination statement with respect to the Collateral, and provide written evidence of the same to Borrower.

4. Representations and Warranties. Borrower represents and warrants for itself and for each Subsidiary as follows:

4. 1. Organization, Existence, Good Standing. The Borrower and each Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (ii) has obtained all material licenses, permits, approvals and consents and has filed all registrations necessary for the lawful operation of its business, (iii) has the power and authority and the legal right to own, lease and operate its property and to conduct the business in which it is currently engaged, and (iv) is duly qualified to do business and is in good standing as a foreign entity in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Schedule 4.1 lists all states and other locations where each of Borrower and each Subsidiary is qualified or authorized to do business.

4.2. Consents. No consent, permit, license, approval or authorization of, or registration, declaration or filing with or notice to, any governmental authority, bureau or agency or any other Person is required in connection with the execution, delivery or performance by Borrower or any Subsidiary, or the validity or enforceability against Borrower or any Subsidiary, of any Loan Document to which it is a party, except for any necessary filing or recordation of or with respect to the Lender’s security interest in the Collateral.

4.3. No Legal Bar. The execution, delivery and performance by Borrower of the Loan Documents, and each agreement, certificate, document, instrument or other paper delivered pursuant thereto, to which Borrower or any Subsidiary is a party, does not in any material respect conflict with or cause a breach of any provision of any existing law, rule or regulation, order, judgment, award or decree of any court, arbitrator or governmental authority, bureau or agency, or of the Certificate of Incorporation or By-Laws of, or any security issued by Borrower or any Subsidiary or of any mortgage, deed of trust, indenture, lease, contract or other agreement or undertaking to which Borrower or any Subsidiary is a party (other than the Subordinated Debt) or by which any of its properties may be bound, and will not result in the creation or imposition of any Lien on Borrower’s or any Subsidiary’s revenues or properties, except in favor of Lender.

4.4. Compliance with Charter and Agreements. Neither Borrower nor any Subsidiary (i) is subject to any charter, organizational or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a Material Adverse Effect, and (ii) each of Borrower and each Subsidiary is in compliance with its Certificate of Incorporation and By-Laws and all contractual requirements of a material nature by which it or any of its properties may be bound.

4.5. Negative Pledges. Neither Borrower nor any of its Subsidiaries is a party to or bound by any agreement, indenture, or other instrument which prohibits the creation, incidence or allowance to exist of any mortgage, deed of trust, pledge, lien, security interest or other encumbrance or conveyance upon any of Borrower’s or any Subsidiary’s property except for liens with respect to the Subordinated Debt.

4.6. Title to Property. Borrower and each Subsidiary has good and marketable title to, or valid leasehold interests in, all of the assets reflected in the balance sheet (referred to below), including, without limitation, the Collateral, and all such assets are subject to no Liens except (i) in favor of Lender, (ii) in favor of Subordinated Lender, or (iii) Permitted Liens.

4.7. Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent insolvency proceeding of any account debtor. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in Schedule 4.7, none of the Collateral constituting deposit accounts or Investment Property is maintained or invested with a Person other than Lender or Lender’s Affiliates.

4.8. Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Borrower’s rights as a licensee of intellectual property do not give rise to more than 10% of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

4.9. Books and Records. All of Borrower’s charter documents have been duly filed and are in proper order. All of Borrower’s books and records, including without limitation, minute books and books of account, are accurate and up-to-date.

4.10. Power and Authority; Due Execution. Borrower has (i) full power, authority and legal right to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to borrow hereunder, (ii) taken all necessary actions to authorize the execution, delivery and performance by Borrower of each Loan Document to which such Borrower is a party and to authorize its borrowings hereunder, and (iii) caused to be duly executed and delivered on behalf of such Borrower each of the Loan Documents to which Borrower is a party.

4.11. Legal, Valid, Binding Obligation . Each of the Loan Documents and each agreement, certificate, document, instrument or other paper to which Borrower is a party, constitute the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.12. Name. Borrower’s exact legal name is as set forth at the end of this Agreement and Borrower has not used or been known by or is using any fictitious or other name or trade name or style.

4.13. Subsidiaries and Investments. Except as set forth on Schedule 4.13 hereto, Borrower has no Subsidiaries or Investments in any other Person. Schedule 4.13 accurately sets forth the authorized capitalization and the number of issued and outstanding membership interests and/or shares of stock for the Borrower and each Subsidiary of Borrower. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. Except as disclosed in Borrower’s 10-K as of the Closing Date, and except with respect to restrictions or transfers affected by the dissolution of subsidiaries into Borrower, to Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

4.14. Financial Statements, No Change. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Lender fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

4.15. Taxes. Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a Lien on any Collateral, other than a Permitted Lien, being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith; and has made adequate provision for the payment of all taxes so contested. The federal tax identification number of Borrower is set forth on Schedule 4.15 hereto.

4.16. Litigation. There is no action, suit, proceeding or investigation pending before or by any court or other governmental authority or, to Borrower’s knowledge, threatened against or affecting (i) the Loan Documents or the transactions contemplated herein or therein or (ii) the Borrower or any Subsidiary or any of Borrower’s or any Subsidiary’s assets which, if determined adversely to Borrower or such Subsidiary, would have a Material Adverse Effect.

4.17. Chief Executive Office. Borrower’s chief executive office and the office where it keeps its books and records and records concerning its Accounts and other places of business or locations where it keeps, maintains, processes or stores its assets are set forth on Schedule 4.17 hereto. Borrower has no other place of business or place where assets are kept, maintained, processed or stored.

4.18. ERISA. All Plans of Borrower are set forth on Schedule 4.18 hereto. Borrower, all Commonly Controlled Entities, and all their Plans are and have been in substantial compliance with the provisions of ERISA, the qualification requirements of IRC Section 401(a), and the published interpretations thereunder. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under Section 4041(e) of ERISA which resulted in substantial liability to Borrower or any of its Commonly Controlled Entities. The PBGC has not instituted proceedings to terminate, or appointed a trustee to administer, a Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Neither Borrower nor any Commonly Controlled Entities would be liable for any amount pursuant to Sections 4063 or 4064 of ERISA if all Plans terminated as of the most recent valuation dates of such Plans. Neither Borrower nor any Commonly Controlled Entities has: withdrawn from a multi-employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or failed to make a payment to a Plan required under Section 302(f)(1) of ERISA such that security would have to be provided pursuant to Section 307 of ERISA. No lien upon the assets of Borrower has arisen with respect to a Plan. To the best knowledge of Borrower, no prohibited transaction or Reportable Event has occurred with respect to a Plan. Borrower and each Commonly Controlled Entity have made all contributions required to be made by them to any Plan or multi-employer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

4.19. No Default. Neither Borrower nor any of Borrower’s Subsidiaries is in default in any respect in the payment or performance of any of its Indebtedness for Borrowed Money or under any mortgage, deed of trust, indenture, lease, contract or other agreement or undertaking to which it is a party or by which it or any of its property may be bound or affected and no Default or Event of Default has occurred and is continuing other than defaults or events of default existing as of the date hereof with respect to the Subordinated Debt, such as are listed on Schedule 4.19 hereto. Neither Borrower nor any of Borrower’s Subsidiaries is in default under any order, award or decree of any court, arbitrator or governmental authority binding upon or affecting it or by which any of its property may be bound or affected, and no such order, award or decree has or could reasonably be expected to have a Material Adverse Effect.

4.20. No Burdensome Restrictions. Neither Borrower nor any of Borrower’s Subsidiaries is a party to or bound by any contract, agreement or instrument or subject to any corporate restriction (including any restriction set forth in its Certificate of Incorporation or By-Laws) or order, award or decree of any court, arbitrator or governmental authority that would have a Material Adverse Effect.

4.21. Regulation U; Etc. Neither Borrower nor any of Borrower’s Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulations U, T, or X of the Board of Governors of the Federal Reserve System and any successors thereto as now and from time to time hereafter in effect), and no part of the proceeds of any Loan hereunder will be used for “purchasing” or “carrying” any “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation U or Regulation G of the Federal Reserve Board.

4.22. Investment Company Act, Etc. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, or a company “Controlled” (within the meaning of such Investment Company Act) by such an “investment company”. Borrower is not subject to regulation under the Federal Power Act or any other federal or state statute or regulation limiting Borrower’s ability to borrow money.

4.23. Indebtedness. Neither Borrower nor any of Borrower’s Subsidiaries has Indebtedness of any type except Indebtedness incurred under this Agreement and that which is permitted under Section 8.2 of this Agreement.

4.24. Compliance with Laws. Borrower is in compliance in all material respects with all laws, rules and regulations, orders of court or other governmental bodies, applicable to it including, without limitation, all environmental, health and safety statutes and regulations and specifically the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Clean Air Act, the requirements and regulations of the Nuclear Regulatory Commission, the Federal Food, Drug and Cosmetic Act, and the Federal Occupational Safety and Health Act. Borrower is not subject to any judicial or administrative proceedings alleging the violation of any applicable law or regulation. Borrower, to the best of Borrower’s knowledge, is not the subject of any federal, state or local investigation regarding, among other matters, the release of any hazardous or toxic chemical, material, or substance or oil into the environment, the results of which could have a Material Adverse Effect. Borrower has not filed any notice under any applicable law indicating past or present treatment, storage, disposal, generation, transportation or reporting a spill or release into the environment of any hazardous or toxic chemical, material or substance or oil into the environment which could reasonably be expected to have a Material

Adverse Effect on Borrower’s financial condition business, prospects or the value of the Collateral. Neither Borrower nor, to the knowledge of Borrower, any other owner of any real property owned or used by or on behalf of Borrower or such other owner, has placed or disposed of, used, generated or transported any hazardous or toxic chemical, material or substance or oil, in violation of any applicable law or regulation, upon or over any of Borrower’s real property and Borrower or such other owner, as the case may be, has no knowledge of such hazardous or toxic chemical, material or substance or oil on such real property.

4.25. Contingent Liabilities. Except those in favor of the Lender, neither Borrower nor any Subsidiary has any Contingent Liabilities.

4.26. Bonds, Indemnities. Neither Borrower nor any Subsidiary obligated under any surety or similar bond, indemnity or other contract issued nor has Borrower or any Subsidiary entered into or any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

4.27. Leases. Schedule 4.27 hereto is a complete listing of all capital leases and operating leases of Borrower and its Subsidiaries. All such leases are in full force and effect and no material default has occurred thereunder.

4.28. Labor Contracts/Relations. Neither Borrower nor any Subsidiary is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Subsidiary’s employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

4.29. Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any Subsidiary and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or any Subsidiary or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or any Subsidiary or prevent Borrower or any Subsidiary from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

4.30. Solvency

After giving effect to the Term Loan hereunder, the creation of the interest of Lender and the other transactions contemplated hereunder, (a) Borrower shall be solvent, shall be able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage(b) the assets and properties of Borrower at a fair valuation and at their present fair salable value as part of a business going concern are, and will be, greater than the Indebtedness of Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower’s knowledge, represents an amount which can reasonably be expected to become an actual or matured liability; and (c) Borrower shall not be left with unreasonably small capital.

4.31. Real Property. Borrower owns no real property.

4.32 Inbound Licenses. Borrower is not a party to, nor is bound by, any license or other agreement that is material to the Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

4.33. Government Contracts which are to be considered as Collateral. Schedule 4.33 sets forth a true and complete list of all non-classified government contracts with a value in excess of $1,000,000 which shall constitute Collateral (“Government Contracts”). All Government Contracts are the legal, valid and binding obligation of both Borrower and, subject to the terms thereof and applicable law, the governmental agency or agencies which constitute the purchasers of goods and services thereunder. The assignment of the Government Contracts as undertaken by Borrower in connection with the Closing complies with the Assignment of Claims Act of 1940 (“Claims Act”) and upon assignment, Lender shall have a valid perfected first priority security interest in Borrower’s right to receive payments under the Government Contracts. Other than Lender, there is no other party to which the Government Contracts have been assigned other than Square 1 Bank, whose assignments shall be terminated in connection with the payoff as of the date hereof of the Borrower’s obligations thereto. Borrower has received no notice nor has any other knowledge that it is in default of its obligations under the Government Contracts.

4.34. No Trigger of Antidilution Protection. Nothing contained herein or in the Subscription Documents shall trigger any antidilution or similar protection rights by any third parties which have not been waived other than with respect to existing warrants outstanding to Pequot for which a settlement has been reached pursuant to that certain Settlement Agreement and Mutual Release dated December 29, 2006 between Borrower and Pequot.

4.35. Returns. In the 24 month period directly preceding the Closing Date, there has not been outstanding at any one time in the aggregate returns, recoveries, disputes or claims with respect to inventory involving more than $10,000.

4.36. Accuracy of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with the Loan Documents and the transactions contemplated hereunder is true and correct in all material respects on the date of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Lender in writing.

5. Borrower’s Reports and Notices. Borrower will deliver to Lender:

5.1. Deliveries. Borrower shall deliver to Lender: (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Lender and certified by a Responsible Officer; (ii) as soon as available, but in any event not later than the date on which the Borrower is obligated to file its Form 10-K with the Securities and Exchange Commission, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Lender on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Lender may reasonably request from time to time; and (vii) within 30 days of the last day of each fiscal quarter in which an application is filed or the status of any outstanding applications or registrations change, a report signed by Borrower, in form reasonably acceptable to Lender, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Lender by Borrower in connection with this Agreement.

(a) Within 30 days after the last day of each month, Borrower shall deliver to Lender with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(b) As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(c) Lender shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 5.2, and Lender shall be entitled to rely on the information contained in the electronic files, provided that Lender in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Lender by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

5.3. Additional Information. Promptly after reasonable notice thereof, such other information concerning Borrower, the Collateral, the operation of Borrower’s business or its financial condition and copies of such governmental filings and other documentation as Lender may from time to time reasonably request;

5.4. Notices. Immediately, notice of:

(a) any Default or Event of Default;

(b) the institution or commencement of any action, suit, proceeding or investigation against or affecting Borrower or any of its assets which, if determined adversely to Borrower, could result in judgment in excess of $100,000;

(c) any judgment, award, decree, order or determination relating thereto in an amount in excess of $100,000;

(d) the imposition or creation of any Lien against any asset of Borrower except in favor of Lender or Permitted Liens;

(e) any capital or operating lease to which Borrower becomes a party, together with a copy of each such lease, in excess of $100,000;

(f) any Reportable Event, together with a statement of the Borrower’s President or Chief Financial Officer as to the details thereof, and a copy of its notice thereof to the PBGC;

(g) any known release or potential release or threat of release of hazardous or toxic chemicals, materials or substances or oil from, on or onto any site owned or used by Borrower or the incurrence of any expense or loss in connection therewith or upon Borrower’s obtaining knowledge of any the incurrence of any expense or loss by any governmental authority in connection with the containment or removal of any hazardous or toxic chemical, material or substance or oil for which expense or loss Borrower may be liable or potentially responsible; and

(h) any loss or destruction of Collateral or other assets, whether or not covered by insurance, if the value of such loss or destruction or of such Collateral affected exceeds $100,000.

5.5. ERISA Notices. Immediately after receipt or filing, a copy of (i) any notice Borrower may receive from the PBGC relating to the PBGC’s intention to terminate or appoint a trustee to administer any Plan and (ii) any report or notice relating to any Reportable Event which Borrower may file under ERISA with the PBGC, the Internal Revenue Service or the United States Department of Labor; and

5.6. Taxes. If requested by Lender, within ten (10) days after the accrual in accordance with applicable law of Borrower’s obligation to make deposits for F.I.C.A. and withholding taxes, evidence satisfactory to Lender that such deposits have been made as required.

6. Lender’s Reports. Periodically, Lender will render to Borrower statements of Borrower’s loan account(s) with Lender hereunder, showing applicable credits and debits. Absent manifest error, each statement shall be considered correct and to have been accepted by and conclusively binding upon Borrower as an account stated in respect of all charges, debits and credits of whatsoever nature contained therein under this Agreement, and the closing balance shown therein, unless Borrower notifies Lender in writing of any discrepancy within thirty (30) days from the date of receipt of any such statement.

7. Borrower’s Affirmative Covenants. Borrower agrees that it will, on behalf of itself and each Subsidiary, at all times that any amount is unpaid on any Loan or any other Obligation or any commitment of the Lender to make Loans is in effect:

7.1. Legal Existence, Compliance with Laws. Preserve, renew and keep in full force and effect its legal existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on its business as presently or proposed to be conducted. Borrower shall preserve, renew and keep in full force and effect its qualification to do business in good standing in every state in which such qualification may be necessary by reason of the nature or location of its assets or operations except where the failure to so qualify would not have a Material Adverse Effect.

7.2. Insurance. (a) keep its properties insured against fire and other hazards (so called “All Risk” coverage) in amounts and with companies reasonably satisfactory to Lender to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the full insurable value thereof, which policies shall name the Lender as additional insured and loss payee as its interest may appear, (b) maintain public liability coverage against claims for personal injuries or death and (c) maintain all worker’s compensation, employment or similar insurance as may be required by applicable law. Such All Risk property and public liability insurance coverage shall provide for a minimum of ten (10) days written cancellation notice to the Lender (except that, if the basis for cancellation is non-payment of premiums, the minimum written cancellation notice may be ten (10) days). Borrower agrees to deliver copies of all of the aforesaid insurance policies to the Lender. In the event of any loss or damage to any of Borrower’s assets, including any Collateral securing the Loan, Borrower shall give immediate written notice to the Lender and to Borrower’s insurers of such loss or damage and shall promptly file proofs of loss with said insurers.

7.3. Compliance with Contracts and Laws. Comply with its Certificate of Incorporation and By-Laws, all material contractual requirements by which it or any of its properties may be bound and all applicable laws, rules, regulations, licenses, permits, approvals and orders of any federal, state or local governmental authority applicable to it (including, without limitation, ERISA and those relating to environmental protection and health and safety) other than contractual requirements or laws, rules or regulations the failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

7.4. Business. Continue to engage in its business as now conducted in all material respects, and maintain and preserve all of its properties reasonably necessary for the conduct thereof in good working order and condition, ordinary wear and tear excepted.

7.5. Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

7.6. Accounts Covenants.

(a) Notify Lender immediately of: (i) any material delay in Borrower’s performance of any of its obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement adjustment or compromise thereof, and (ii) all material adverse information known to Borrower relating to the financial condition of any account debtor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender’s consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Promptly report to Lender any return of Inventory by an account debtor having a sales price in excess of $100,000. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender’s request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender’s instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender’s prior written consent.

7.7. Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at any time or times as Lender may request after the occurrence of and during the continuance of an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender’s request upon the occurrence and during the continuance of an Event of Default, Borrower shall, at its expense, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) other than in the ordinary course of business as disclosed to Lender by Borrower from time to time, Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Lender of all returns, recoveries, disputes or claims involving more than $100,000.

7.8. Equipment Covenants. With respect to the Equipment: (a) upon Lender’s request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

7.9. Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United

States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Borrower shall promptly give Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) Borrower shall (i) give Lender not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Lender may reasonably request for Lender to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Lender, either deliver to Lender or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Lender with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Lender to be filed for Lender to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d) Borrower shall execute and deliver such additional instruments and documents from time to time as Lender shall reasonably request to perfect and maintain the perfection and priority of Lender’s security interest in the Intellectual Property Collateral.

(e) Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.

(f) Lender may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 7.9.

7.10. Consent of Inbound Licensors. Prior to entering into or becoming bound by any material license or agreement, Borrower shall: (i) provide written notice to Lender of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Lender to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

7.11. Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any material, domestic Subsidiary (each, a “Material Subsidiary”), Borrower and such Subsidiary shall promptly notify Lender of the creation or acquisition of such Material Subsidiary and take all such action as may be reasonably required by Lender to cause such Material Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Material Subsidiary and Borrower shall grant and pledge to Lender a perfected security interest in the stock, units or other evidence of ownership of such Material Subsidiary.

7.12. Use of Proceeds. Borrower agrees that it shall only use the net proceeds of the Advances received by it for the purposes set forth on Schedule 7.12 hereto. Except as set forth on Schedule 7.12, the Advances may not and will not be used for accrued and unpaid officer and director salaries, payment of financing related debt, redemption of outstanding notes or equity instruments of the Company, litigation related expenses or settlements, brokerage fees, nor non-trade obligations. For so long as any Notes are outstanding, the Company will not prepay any Indebtedness for Borrowed Money nor redeem any equity instruments of the Company (other than in accordance with the terms of the Company’s various equity incentive plans, upon a plan participant’s cessation of service to the Company, which shall not exceed $100,000 in the aggregate).

7.13. Compliance with the Claims Act. For so long as the Obligations remain outstanding, Borrower agrees to fully comply with the requirements of the Claims Act in all respects.

7.14 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement.

8. Borrower’s Negative Covenants. Borrower covenants on behalf of itself and each of its Subsidiaries that neither Borrower nor any Subsidiary will at any time that any amount is unpaid on any Loan or any other Obligation or any commitment of the Lender to make Loans to Borrower is in effect, except with the prior written consent of the Lender:

8.1. Disposition of Assets. Sell, assign, exchange or otherwise dispose of any of its assets or of any stock or equity interests or Indebtedness of any other Person held by it or any interest therein to any other Person (except for (i) sales of Inventory in the ordinary course of Borrower’s business; (ii) dispositions of obsolete or worn out Equipment or Equipment no longer used in its business; (iii) sales of other Equipment, provided such Equipment is promptly replaced with Equipment of equal or greater value and utility to the Borrower), (iv) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (v) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $100,000 during any fiscal year

8.2. Indebtedness. Create, incur, assume or allow to exist any Indebtedness except: (i) Indebtedness owing to or held by Lender; (ii) Indebtedness owing to or held by Subordinated Lender; (iii) unsecured Indebtedness of Borrower existing on the Closing Date and disclosed in the financial statements, most recently delivered to the Lender, provided that none of such Indebtedness shall be renewed, extended or otherwise modified in any material respect; (iv) unsecured current liabilities (not the result of borrowing) incurred in the ordinary course of business and not overdue; (v) Capital Leases and other purchase money financing of capital assets permitted under Section 8.4, (vi) Subordinated Debt; (vii) up to $400,000 pursuant to a promissory note payable to Looney in connection with Borrower’s exercise of its right to purchase from Looney the remaining outstanding shares of capital stock of Optex or such additional loans from Looney as may be approved in writing by the Lenders, provided however, that any note payable to Looney shall be subordinated to the Notes and shall expressly be subject to the condition that any Looney transaction shall not be consummated without the simultaneous execution and delivery by Looney of an Intercreditor agreement to Lender, acceptable to Lender in its sole discretion; (viii) other Indebtedness incurred after the Closing Date with prior notice to and the consent of Lender (except that Lender consents to the incurring by Borrower of additional Indebtedness of $100,000 outstanding in the aggregate at any one time and incurred in the ordinary course of business); and (ix) extensions, refinancings and renewals of any items above (other than items in (iii) above), provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

8.3. Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Lender; replace its chief executive officer or chief financial officer without prompt written notification to Lender; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

8.4. Liens. Create, permit to be created or suffer to exist any Lien upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar Liens arising by operation of law in the ordinary course of Borrower’s business; provided, however, that all such Liens shall be discharged or bonded off within sixty (60) days from the filing thereof; (ii) Liens arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) Liens in favor of Lender and Subordinated Lender; (iv) Liens for taxes (excluding any Lien imposed pursuant to any provision of ERISA) not yet due or which are being contested in good faith by appropriate proceedings and Borrower maintains appropriate reserves in respect thereto provided that in Lender’s judgment such Lien does not adversely affect Lender’s rights or the priority of Lender’s Lien in the Collateral; (v) easements, rights of way, restrictions and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of Borrower’s business; (vi) Liens set forth on Schedule 8.4 hereto; (vi) Liens to secure purchase money financing of capital assets provided that the liens only secure payment of the Indebtedness so incurred and extend only to the capital asset purchased; and (vii) any liens incurred in connection with the additional Indebtedness permitted under Section 8.2(vi) (collectively, “Permitted Liens”).

8.5. Distributions. Pay any Distributions or commit or agree to do so at any time without the prior written consent of Lender.

8.6. Loans. Make any loans or advances to any Person, including without limitation any of any Borrower’s members, directors, officers, employees, stockholders and Affiliates, except (i) advances to employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower; and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors (not to exceed $50,000 in the aggregate per fiscal year during the term of this Agreement).

8.7. Contingent Liabilities. Be or become liable on any Contingent Liability (except guaranties by endorsement of instruments for deposit or collection in the ordinary course of business and guaranties in favor of Lender).

8.8. Investments. (i) Use any Loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) make any Investment in or otherwise purchase any stock, Indebtedness or securities of any Person except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof, (y) time deposits with or certificates of deposit issued by Lender, (z) Investments of Borrower existing on the Closing Date and disclosed in the financial statements most recently delivered to the Lender; and (aa) repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $100,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists.

8.9. Subsidiaries. Form or acquire any Subsidiary.

8.10. Mergers and Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except (a) where (i) such transactions do not in the aggregate exceed (x) cash consideration of $250,000, or (y) consideration consisting of cash (subject to (x) above) and/or stock of a value of $500,000; in any case, during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; or (b) the Acquisition.

8.11. Affiliates. Directly or indirectly, transfer, sell, lease, assign or otherwise dispose of any material assets to an Affiliate; purchase or acquire any assets from an Affiliate; enter into any management agreement, service or consulting agreement with an Affiliate or make any payment thereon; or enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guaranties or assumptions of obligations of an Affiliate); except, in each case, in the ordinary course of Borrower’s business and pursuant to the reasonable requirements of the respective Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower as would be obtained by Borrower in a comparable arm’s length commercial transaction with an independent non-Affiliated Person.

8.12. Subordinated Debt. Make any payment on any Subordinated Debt, except as may be explicitly permitted under the Subordination Agreement with respect thereto.

8.13. Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Lender’s security interest and Lender (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Lender’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Lender may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Lender prior written notice and as to which Lender files a financing statement where needed to perfect its security interest.

8.14. No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.15. Financial Covenants. Borrower shall-maintain the following financial ratios and covenants at any time that an Event of Default under Section 10(a) exists:

(a) Debt Service Coverage Ratio. A ratio of EBITDA plus non-cash employee retirement plan contributions, less cash taxes and Non-Financed Capitalized Expenditures, to the principal and interest payments due on the outstanding principal amount of the Term Loan plus accrued and unpaid interest, fees and penalties during the period, plus any cash principal and interest payments due on account of Subordinated Debt during the period; all as of the last day of any fiscal quarter for the trailing three (3) months ending on that date, of not less than 1.25 to 1.00 thereafter.

(b) Tangible Net Worth Plus Subordinated Debt. A Tangible Net Worth plus Subordinated Debt at all times of not less than $6,000,000, increasing quarterly by 50% of net profit (but not decreasing for losses).

9. Additional Covenants and Assurances.

9.1. Notice of Changes. Borrower will notify Lender, at least ten (10) days prior to any change in Borrower’s exact legal name, any change in its principal place(s) of business or location(s) of Collateral as set forth in Section 4.15 or its establishment of any new place of business or location of its material assets or office where its records concerning material Accounts and other assets are kept.

9.2. Additional Assurances. At Lender’s request, Borrower at its expense will promptly and duly execute and deliver such documents and assurances and take such actions as may be reasonably necessary or desirable or as Lender may reasonably request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Lender’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Lender in executing financing and continuation statements pursuant to the Uniform Commercial Code or other notices appropriate under applicable Federal or state law in form reasonably satisfactory to Lender and filing the same in all public offices and jurisdictions wherever and whenever requested by Lender. Moreover, Borrower appoints Lender and its agents and designees, as Borrower’s attorney-in-fact, to execute in Borrower’s name and on Borrower’s behalf any UCC financing statements or amendments thereto for any of the foregoing purposes, which power is coupled with an interest, and irrevocable, until all Obligations have been paid in full. Borrower releases Lender and its officers, employees, agents and designees from any liability arising from any act or acts in connection with such action(s) or in furtherance thereof, whether of admission or omission and whether based on any error of judgment or mistake of law or fact.

9.3. Additional Collateral Actions. Borrower shall use commercially reasonable efforts to obtain for each location that is not owned and controlled by Borrower an agreement in writing from the Person in possession of Borrower’s assets and/or the owner or operator of such premises, in form and substance satisfactory to Lender, acknowledging Lender’s first priority security interest in the Collateral, waiving security interests and claims by such Person in the Collateral and permitting the Lender access to, and the right to remain on such premises, so as to exercise the Lender’s rights and remedies and otherwise deal with the Collateral.

9.4. Verification of Accounts. Lender may, at any time after prior written notice is given to the Borrower, in its own name or in the name of others communicate with account debtors on a reasonable basis in order to verify with them to Lender’s satisfaction the existence, amount and terms of any Accounts and the absence of any reductions, discounts, defenses or offsets with respect thereto.

9.5. Power of Attorney. Upon the occurrence and continuation of an Event of Default, Borrower does hereby make, constitute and appoint any officer or agent of Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution: (a) to endorse the name of Borrower or any of its members, officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including under any policy of insurance on Collateral) or Collateral that may come into possession of Lender in full or part payment of any amounts owing to Lender; (b) to sign and endorse the name of Borrower or any of its officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instruments or documents relating thereto or to Borrower’s rights therein; (c) to give written notice to such offices and officials of the United States Postal Service to effect such change or changes of address so that all mail addressed to Borrower may be delivered directly to Lender; (d) to take any and all other actions necessary or appropriate to collect, compromise, settle, sell or otherwise deal with any or all of the Collateral or proceeds thereof, and (e) to obtain, adjust, settle and cancel any insurance referred to in Section 7.2; hereby granting to each said substitute full power to do any and all things necessary or appropriate to be done in and about the premises as fully and effectively as Borrower might or could do, and hereby ratifying all that any said attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

9.6. Insurance Assignment. Upon the occurrence and continuation of an Event of Default, Borrower hereby assigns to Lender all sums, including without limitation, return of premiums, which may become payable under any and all of Borrower’s policies of insurance and directs each insurance company issuing any such policy to make payment thereof directly to Lender.

9.7. Government Accounts. If any Accounts arise from contracts with the United States or any department, agency or instrumentality thereof, Borrower will promptly notify Lender thereof and execute any instruments and take any steps requested by Lender in order that all monies due and to become due thereunder shall be assigned to Lender and notice thereof given to the Federal authorities under the Federal Assignment of Claims Act.

9.8. Payments by Lender. In its sole discretion, Lender may upon notice to Borrower and Borrower’s failure within ten (10) business days to pay any of the following (or such lesser period of time if imposition of a Lien, loss of insurance or tax lien is imminent): (i) discharge taxes that Borrower fails to pay (except taxes being contested in good faith and by appropriate proceedings, for which Borrower has established and is maintaining appropriate reserves, and as to which no Lien having priority over Lender’s Lien arises) and Liens levied or placed on Collateral; (ii) pay for insurance of Borrower that Borrower fails to pay or the maintenance and preservation thereof; or (iii) if Borrower shall fail to make deposits in respect of F.I.C.A. and withholding taxes referred to in Section 5.8, make such deposits or pay such taxes, in whole or in part, or set up such reserves as Lender shall in its sole discretion deem necessary in respect of Borrower’s liability therefor. Any amount so paid, deposited or reserved for shall constitute a Revolving Loan for all purposes hereunder. Nothing herein shall be deemed to obligate Lender to do any of the foregoing and the making of any one or more such payments, deposits or reserves shall not constitute an agreement by Lender to take any further or similar action or a waiver of any right of Lender hereunder.

9.9. Access to Records. Borrower will at all times keep accurate records of the Collateral and will permit Lender or its agents or representatives at Lender’s election at any time during normal business hours from time to time in Lender’s reasonable discretion, at Lender’s expense (other than upon the occurrence and during the continuance of an Event of Default, then at Borrower’s expense) to visit Borrower’s place(s) of business, without hindrance or delay, to inspect Collateral and examine check audit and make copies and abstracts from Borrower’s records and books of account (including, without limitation, corporate minutes, and records, journals, orders, receipts and correspondence relating to Collateral, account debtors, transactions unrelated to collateral and Borrower’s general financial condition, business and affairs); to remove any of such books and records temporarily for the purpose of having copies made; and to discuss with any of Borrower’s appropriate members, directors, officers, accountants and other agents or representatives the Collateral and Borrower’s general financial condition, business and affairs. Where such examinations are at the Borrower’s expense, Borrower shall pay Lender’s examination fees plus such costs and expenses as may be reasonably incurred by Lender in connection therewith.

9.10. License to Use Premises. Borrower hereby grants to Lender, for a term commencing on the Closing Date and continuing so long as any of the Obligations remain outstanding, at a rental of $1.00 for such entire term, the right to the use of all premises or places of business which Borrower now or hereafter may have and where any Collateral may be located for the purpose of exercising its rights and remedies hereunder to realize on the Collateral; provided that Lender agrees not to exercise such right unless and until an Event of Default occurs and is continuing.

9.11. Instruments Evidencing Accounts. If any Accounts are at any time evidenced by promissory notes, trade acceptances or other instruments for the payment of money, Borrower will promptly deliver and pledge the same to Lender appropriately endorsed to Lender’s order and, regardless of the form of such endorsement, Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other notices with respect thereto.

9.12. No Lender Liability. Notwithstanding anything to the contrary set forth herein, Lender shall not have any obligation or liability under any Accounts or other Collateral arising out of this Agreement or Lender’s exercise of its rights and remedies or Borrower’s performance of its obligations hereunder, nor shall Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it, or to file any claim or take any action to enforce the payment or performance of any portion of the Collateral. Beyond the safe custody thereof, Lender shall have no duty as to any Collateral in its or its nominee’s possession or any income thereon, or as to the preservation of rights against other parties or otherwise.

9.13. Transfer of Investment Property to Lender’s Name. Lender may transfer Investment Property of the Borrower into its name or that of its nominee, whether or not a Default or an Event of Default has occurred, and, after the occurrence and during the continuance of an Event of Default, may receive the income and any distributions’ thereon and hold the same as Collateral for the Obligations, or apply the same to any defaulted Obligation.

10. Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) failure by Borrower to pay any principal, interest or other amount due on account of the Term Loan or any other Obligation on the date due;

(b) failure by Borrower to perform or comply with the covenants set forth in Sections 7, 8 or 9 hereof or any other material covenant in any of the Subscription Documentation within the time periods set forth for performance and compliance with respect to such covenant.

(c) failure by Borrower to perform or discharge, observe or comply with any of its other covenants or agreements set forth herein or in the Subscription Documentation, or any other Obligation, within ten (10) days of the date Borrower became aware of such failure or receives notice thereof from the Lender;

(d) any representation, warranty or statement of Borrower to Lender in connection with any Obligation (including, without limitation, any made in any document provided by Borrower hereunder or under any Subscription Documentation) is found to have been false or misleading in any material respect as of the time when made; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default;

(e) occurrence of any event of default (subject to any applicable grace period) as defined in any other instrument evidencing or governing Indebtedness for Borrowed Money in excess of, in the aggregate, $100,000, of Borrower (other than Obligations) now or hereafter outstanding; or any event or condition which gives any holder or trustee of such Indebtedness for Borrowed Money the right to accelerate its maturity; or any event of default under any Subscription Documentation;

(f) Borrower’s or any guarantor’s or endorser’s liquidation, termination, dissolution or ceasing to carry on actively any substantial part of its current business or the death of any guarantor or endorser;

(g) commencement by Borrower or any guarantor or endorser of a voluntary proceeding seeking relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets; or its consent to any of the foregoing in an involuntary proceeding against it; or Borrower or any guarantor or endorser shall generally not be paying its debts as they become due or admit in writing its inability to do so; or an assignment for the benefit of, or the offering to or entering into by, Borrower or any guarantor or endorser of any composition, extension, reorganization or other agreement or arrangement with, its creditors; or if Borrower becomes insolvent;

(h) commencement of an involuntary proceeding against Borrower or any guarantor or endorser seeking relief with respect to it or its debts under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for it or any substantial part of its assets, which proceeding is not dismissed or stayed within sixty (60) days,

(i) service upon Lender of a writ of levy or attachment, or naming Lender as trustee for Borrower, or of any other similar process of attachment which is not dismissed within ten (10) days;

(j) entry of any judgment(s) against Borrower in an aggregate amount greater than $100,000 which are not covered by insurance (and for this purpose a judgment shall be deemed “covered by insurance” only if the insurance company has formally advised Borrower in writing that the judgment in its entirety is covered by insurance and no action is being taken to execute such judgment against any of Borrower’s assets) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed;

(k) If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Lender;

(l) If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Lender in connection with any Guaranty Document, or if any of the circumstances described in (g) or (h), above, occur with respect to any guarantor.

(m) If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 30 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower;

(n) entry of any court order which enjoins, restrains, or in any way prevents Borrower from conducting all or any substantial part of Borrower’s business;

(o) any material reclamation, repossession, loss, theft, damage or destruction to or of any asset(s) of Borrower not covered by insurance in excess of $100,000;

(p) the occurrence of any event having a Material Adverse Effect on Borrower;

(q) there shall occur and be continuing any Reportable Event which constitutes grounds for termination of or for appointment by a United States District Court of a trustee to administer any Plan; the PBGC shall institute proceedings to terminate or to appoint a trustee to administer any Plan; a United States District Court shall appoint a trustee to administer any Plan; or any Plan shall be terminated in circumstances giving rise to liabilities having a Material Adverse Effect on Borrower’s financial condition;

(r) termination of, failure to make any payment required under or any other default under any guaranty of, or other instrument or agreement securing any of, the Obligations;

(s) If a Change in Control occurs;

(t) The Borrower’s common stock shall be delisted from NASDAQ Capital Market or shall be suspended from trading on NASDAQ Capital Market or Borrower receives notice of action or potential action by the NASDAQ Capital Market which could result in delisting of Borrower from the NASDAQ Capital Market or suspension from trading therefrom or any failure by Borrower to comply with any NASDAQ Capital Market Rules and/or any other laws or regulations, the violation of which may result in delisting or suspension from trading (other than a notice from NASDAQ that Borrower has failed to comply with Nasdaq Capital Market financial requirements set forth in Nasdaq Rules 4310 and 4320 (or any similar successor rules of NCM or any successor exchange), in which case, it shall be an Event of Default only if Borrower fails to cure or successfully appeal such notice prior to being delisted).

Borrower acknowledges and agrees that each and every Event of Default described above shall be of equal weight and significance, and equally and fully shall allow Lender to exercise its rights and remedies hereunder. Borrower acknowledges and agrees that each such Event of Default has been a material inducement for Lender to enter into this Agreement and that Lender would be irreparably harmed if Lender, in any way, were unable to exercise its rights and remedies on the basis that certain Events of Default (for example, Events of Default not relating to payment) were of less weight or significance than certain other Events of Default (for example, Events of Default relating to payment).

11. Lender’s Rights and Remedies. Following the occurrence and during the continuance of an Event of Default:

11.1. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 10 (a), (f), (g), (h), (m), (n) or (t), all Obligations shall become immediately due and payable without any action by Lender);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

(d) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Lender sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Lender may credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations;

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower; and

(k) In the event that at any time Notes and Warrants are outstanding, (i) the Company is prohibited from issuing Warrant Shares, (ii) the Company fails to timely deliver Warrant Shares within five Business Days after a Delivery Date if required to deliver such Warrant Shares pursuant to Section 1.7 or 1.8 of the Warrants, (iii) upon the occurrence of any other Event of Default (as defined in the Loan Documents), any of the foregoing that continues for more than twenty (20) Business Days, (iv) a Change in Control, or (v) of the liquidation, dissolution or winding up of the Company, then at each Lender’s election and in lieu of the payment required pursuant to Section 2.1.3(a), the Company must pay to the Lender fifteen (15) Business Days after request by the Lender (“Calculation Period”), a sum of money determined by multiplying up to the outstanding principal amount of the Lender’s pro rata portion of the Obligations multiplied by 115%, together with accrued but unpaid interest thereon (“Mandatory Redemption Payment”). The Mandatory Redemption Payment must be received by the Lender within fifteen (15) Business Days after request (“Mandatory Redemption Payment Date”). Upon receipt of the Mandatory Redemption Payment, all Obligations with respect to principal and interest for the Term Loan will be deemed paid and no longer outstanding. Liquidated damages calculated pursuant to the Warrants, the Subscription Agreement and the Registration Rights Agreement, that have been paid or accrued for the ten day period prior to the actual receipt of the Mandatory Redemption Payment by the Lender shall be credited against the Mandatory Redemption Payment.

Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

11.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender’s obligation to provide advances hereunder is terminated.

11.3. Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Lender may notify any Person owing funds to Borrower of Lender’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the account debtor, with proper endorsements for deposit.

11.4. Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 7.2 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

11.5. Lender’s Liability for Collateral. Lender has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower, until such time as the Lender has taken possession of the Collateral (exclusive to the rights of Borrower therein).

11.6. No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrower. Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

11.7. Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

11.8. Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

12. Expenses; Indemnification, Etc.

12.1. Payment of Expenses. Borrower agrees to pay Lender on demand any and all costs, expenses, losses, claims, damages, liabilities, penalties, suits, judgments or disbursements of any nature (including, without limitation, reasonable attorneys’ fees and disbursements and appraisal costs) which may be incurred by, imposed on or asserted against Lender in connection with: preparation of this Agreement, and all instruments and documents relating hereto; all other amendments, modifications or waivers hereof, appraisal fees and environmental assessment fees as may be charged by Lender pursuant to this Agreement and incurred in connection with this Agreement; taxes and other governmental charges payable by reason of this Agreement, documents and filings relating hereto and Collateral (excluding income and franchise taxes payable by Lender); exercise of Lender’s rights with respect to Collateral or any guarantor or surety of Borrower; any exercise of Lender’s right of acceleration; any enforcement, collection or other proceedings with respect to the Obligations or from any negotiations or other measures to preserve Lender’s rights hereunder; any investigative, administrative or judicial proceeding (whether or not Lender is designated as a party thereto) relating to Borrower or the Obligations, relating to or arising out of this Agreement or any other transaction between the Lender and the Borrower or any obligor on the Obligations; or any bankruptcy, insolvency or other similar proceedings relating to Borrower.

12.2. Indemnification. Borrower shall indemnify and hold Lender and each Participant and Assignee, and their directors, agents and employees, harmless from and against any, and shall pay on demand all, losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the hereby or otherwise or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel; provided, however, that no such indemnity shall apply in respect of losses or claims caused by Lender’s, Participant’s or Assignee’s gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. Borrower’s obligation to make any payments to Lender under the foregoing indemnity shall be net of any collateral liquidation proceeds, eminent domain proceeds and insurance proceeds (not including, however, any tax benefits) actually received by Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.3. Exculpation. Neither Lender nor any attorney-in-fact hereunder shall be liable to Borrower or any other Person for any act or omission, any mistake of fact or any error of judgment in exercising any right or remedy granted herein except for such liability caused by Lender’s gross negligence or willful misconduct.

12.4. Collateral Secures Indemnification. Lender shall be entitled to retain Collateral or require substitution therefor to the extent required to assure Lender of satisfaction of Borrower’s Obligations under this Article 12 until such time as the Obligations (other than the Obligations under this Article 12) are paid in full.

13. Conditions Precedent.

13.1. Conditions to Loan. Borrower acknowledges and agrees that the satisfaction of each of the following in a manner satisfactory to Lender is a condition precedent to the making of the Term Loan hereunder:

(a) Delivery of Documents. Borrower shall have delivered, or caused to be delivered, Lender all documents, instruments and agreements as Lender shall reasonably request in connection herewith, duly executed by all parties thereto and substance reasonably satisfactory to Lender and Lender’s counsel, including the following:

(i) this Agreement, together with all Schedules and Exhibits hereto;

(ii) the Term Note and other agreements to be executed and delivered in connection herewith;

(iii) the UCC financing statements of Borrower;

(iv) the Subordination Agreement among Lender and Borrower;

(v) the opinion letter of counsel to Borrower with respect to the Purchase Agreements, the Loan Documents and security interest and liens of Lender with respect to the Collateral and such other matters as Lender may reasonably request;

(vi) Incumbency Certificate of Borrower, with authorizing resolutions, and certified copies of the Certificates of Incorporation, By-Laws, certificates of legal existence and good standing, and certificates of foreign good standing and qualification of Borrower;

(vii) UCC and tax lien searches satisfactory to the Lender;

(viii) Commercial Property and Casualty (All-Risk) and Commercial General Liability Certificates naming Lender as additional insured and loss payee and containing non-cancellation provision without ten (10) days notice to Lender;

(ix) a Officer’s Certificate for Borrower in the form reasonably acceptable to Lender containing customary and usual matters supplied in a commercial loan closing;

(x) compliance certificate for Borrower, as of the date of execution, in the form of Exhibit B hereto; and

(xi) all such other documents and instruments as may be required by the Lender in its reasonable discretion.

(b) Perfection of Security Interests. Borrower shall have taken, or caused to be taken, all action that Lender requests in order to create and perfect Lender’s Liens in the Collateral in all jurisdictions designated by Lender and Lender shall have received evidence, satisfactory to Lender, thereof;

(c) Required Approvals. Lender shall have received certified copies of all consents or approvals of any governmental authority or other person or entity which Lender reasonably determines are required in connection with the transactions contemplated by the Purchase Agreements and the Loan Documents;

(d) No Material Adverse Change. There shall not have occurred any material adverse change in Borrower’s business, assets, operations, prospects and financial condition, taken as a whole, or in the value of the Collateral, since the date of the last financial statements provided to Lender and Lender shall have received certificates signed by Borrower to such effect;

(e) Proceedings. All proceedings to be taken in connection with the transactions contemplated by the Loan Documents, Purchase Agreements, subordinated Debt and all documents contemplated in connection herewith, shall be reasonably satisfactory in form and substance to Lender and Lender’s counsel; and

(f) Payment of Fees. The Borrower shall have paid to Lender the fees and costs incurred by the Lender relating to the preparation of this Agreement, the Loan Documents and all instruments and documents relating hereto.

14. Miscellaneous Provisions.

14.1. Notices. Unless otherwise specified herein, all other notices hereunder shall be in writing directed to the addresses shown at the beginning of this Agreement. Written notices and communications shall be effective and shall be deemed received on the day when delivered by hand or sent by facsimile transmission; on the next day, if by commercial overnight courier; and on the third day, if by registered or certified mail, postage prepaid.

If to Lender: To the address set forth opposite each name on the signature page to the Subscription Agreement.

With a copy to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575

If to Borrower: IRVINE SENSORS CORPORATION, 3001 Red Hill Ave., Bldg. 4-108, Costa Mesa, CA 92626, Attn: Chief Financial Officer, FAX: (714) 444-8773

With a copy to: Dorsey & Whitney,

14.2. No Waiver. No failure to exercise and no delay in exercising, on the part of Lender, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or remedy. Waiver by Lender of any right or remedy on any one occasion shall not be construed as a bar to or waiver thereof or of any other right or remedy on any future occasion. Without limiting the generality of the foregoing, Borrower expressly agrees that no failure by Lender to detect or to communicate with Borrower or take action in response to any failure by Borrower to perform or observe any Obligation shall operate as a waiver of any right or remedy of Lender. Any waivers by Lender must be in writing and no officer or employee of Lender is authorized to grant any oral waiver. Lender’s rights and remedies hereunder, under any agreement or instrument supplemental hereto or under any other agreement or instrument, shall be cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

14.3. Assignment. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective heirs, legal representatives, successors and assigns; provided that Borrower may not assign or transfer any rights or Obligations hereunder without Lender’s prior written consent. Lender shall have the unrestricted right at any time or from time to time, and without Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more Lenders or other financial institutions (each, an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Lender shall deem necessary to effect the foregoing. In addition, at the request of Lender and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with such assignment and the payment by Assignee of the purchase price agreed to by Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Lender hereunder (and executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation such Assignee, and Lender shall be released from its obligations hereunder and thereunder to a corresponding extent.

14.4. Headings. The headings contained herein are for convenience only and shall not affect the construction hereof. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not, to the fullest extent permitted by applicable law, invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereof.

14.5. Waiver of Remedies. Borrower acknowledges that the transactions contemplated hereby are commercial transactions and waives, to the fullest extent it may do so under applicable law, such rights as it may have or hereafter have to notices and/or hearings under applicable federal or state laws relating to exercise of any of Lender’s rights, including, without limitation, the right to deprive Borrower of or affect Borrower’s use, possession or enjoyment of property prior to rendition of a final judgment against Borrower.

14.6. Participations. Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower, to grant to one or more Lenders or other financial institutions (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the loans held by Lender hereunder. In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Lender shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder. Lender may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Lender shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information. Lender has a right but not an obligation to waive enforcement of any term hereof against Borrower by the consent of Participants holding Notes reflecting at least seventy percent (70%) of the then outstanding principal amount of the Term Loan.

14.7. Replacement Notes. Upon receipt of an affidavit of any officer of Lender as to the loss, theft, destruction or mutilation of any of the Notes or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor. Lender agrees to indemnify Borrower for any double payment or increased liability caused by Lender’s loss of any original Note.

15. Governing Law, Jurisdiction.

15.1. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in New York County. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

To the extent permitted by law, Borrower, Lender and Lenders acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Each of the Borrower, Lender and Lenders and any signator hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

15.2. Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

16. Caution.

Caution: Read Before Signing. Great effort has been spent to make sure that this Agreement fully and accurately documents the understanding between the parties. If you believe that you have an implicit or oral understanding or agreement not fully and accurately set forth in this Agreement, DO NOT SIGN IT.

You should also understand that no officer or employee of the Lender has any authority to modify, alter or amend this Agreement orally. Rather, any and all changes would have to be put in writing and approved by appropriate officials at the Lender. If at some future date you believe that this Agreement needs to be changed in any respect, insist that the change be in writing and signed by an appropriate officer of the Lender; otherwise, misunderstandings might occur.

Finally, all signatories to this Agreement are urged to have their own legal counsel review it on their behalf.

Executed as an instrument under seal on the date set forth above.

WITNESS:

IRVINE SENSORS CORPORATION

/s/ JAMES PIPP	By:	/s/ JOHN C. CARSON
	Name:	John C. Carson
	Title:	President & CEO

LONGVIEW FUND, LP

/s/ ARI ZUCKERMAN	By:	/s/ S. MICHAEL RUDOLPH
	Name:	S. Michael Rudolph
	Title:	CFO – Investment Adviser

ALPHA CAPITAL ANSTALT

	By:	/s/ KONRAD ACKERMAN
	Name:	Konrad Ackerman
	Title:	Director

EXHIBIT A

Term Note

December 29, 2006
$	New York, NY

The undersigned (collectively, the “Borrower”), for value received, hereby promise to pay to                      (the “Lender”), or order, on or before December 29, 2008, the principal amount of                     ($            ), or such lesser amount as may, at the maturity hereof, whether by declaration, acceleration or otherwise, be the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Loan Agreement referred to below.

This Note shall bear interest (computed on the basis of the actual number of days elapsed over a 360 -day year) on the unpaid principal amount hereof at the rate or rates per annum specified in the Loan Agreement referred to below. Commencing January 1, 2007, and on the 1st Business Day of each calendar quarter thereafter, Borrower agrees to pay to Lender accrued interest, until and including the maturity (whether by declaration, acceleration or otherwise). During the continuance of any Event of Default, at the election of the Lender, the Borrower shall pay the holder of this Note on demand by such holder, interest on the unpaid and overdue principal of and (to the extent permitted by law) on the unpaid interest on this Note at a rate per annum equal to the Default Rate; and provide further that in no event shall the amount contract for and agreed to be paid by the Borrower as interest on this Note exceed the highest lawful rate permissible under any law applicable hereto.

This Note evidences a loan or loans under, and is expressly subject to the provisions of, a certain Term Loan and Security Agreement dated as of December 29, 2006 (as amended from time to time, the “Loan Agreement”) by and between the Borrower and the Lender. The holder of this Note is entitled to the benefits of the Loan Agreement, and to the benefits of the other Loan Documents referred to therein. Neither this reference or such Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note as otherwise provided herein. All payments of principal of and interest on this Note shall be payable in immediately available funds at the address of the Lender set forth in the Loan Agreement without deduction, setoff or counterclaim. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Loan Agreement.

This Note is subject to prepayment in whole or in part and to acceleration on default at times and in the manner specified in the Loan Agreement. The maker and all endorsers of this Note hereby waive presentment, demand, notice, protest, notice of intent to accelerate, notice to accelerate, and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. In case of an Event of Default including, without limitation, a default in the payment of any principal of or interest on this Note, the Borrower will pay to the Lender such further amount as shall be sufficient to cover the cost and expense of collection including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

The Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender, or in transit to any of them. At any time that an Event of Default exists, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower and any guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

This Note shall be construed in accordance with and governed by the internal laws of the State of New York (without giving effect to conflicts of laws principles) and is executed as a sealed instrument as of the date first above written.

WITNESS:

IRVINE SENSORS CORPORATION

By:
Name:
Title:

EXHIBIT B

IRVINE SENSORS CORPORATION

Compliance Certificate

The undersigned, John Stuart, Treasurer and Chief Financial Officer of Irvine Sensors Corporation (the “Borrower”), hereby certifies on behalf of the Borrower as of the date hereof the following:

1.	No Defaults. I have read a copy of the Term Loan and Security Agreement dated December 29, 2006 (the “Loan Agreement”) between the Borrower and Longview Fund, L.P. and Alpha Capital Anstalt (collectively, “Lender”). Terms used herein and not otherwise defined herein shall have the meanings set forth in Section I of the Loan Agreement. The Borrower is not in default in the performance or observance of any of the covenants, terms or provisions of the Loan Agreement or any of the other Loan Documents.

2.	No Material Changes, Etc. Except as disclosed on Appendix I hereto, since [Date of most recent financial statements furnished to the Lender], there have occurred no materially adverse changes in the financial condition or business of the Borrower as shown on or reflected in the balance sheet of the Borrower as at such date other than (a) changes in the ordinary course of business that have not had any materially adverse effect, either individually or in the aggregate, on the business or financial condition of the Borrower, and (b) changes resulting from the making of the Loan and the transactions contemplated by the Loan Agreement.

3.	No Materially Adverse Contracts, Etc. The Borrower is not subject to any charter, organizational, or other legal restriction, or any judgment, decree, order, rule or regulation, that has or is expected, in the reasonable judgment of the Borrower’s members, managers, officers and directors, in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower. The Borrower is not a party to any contract or ,agreement that has or is expected, in the reasonable judgment of the Borrower’s officers and directors, to have any materially adverse effect on the business, assets of financial condition of the Borrower.

Date:	IRVINE SENSORS CORPORATION

By:
	Name:	John Stuart
	Title:	CFO